                                                                  EXHIBIT (a)(1)

OFFERING MEMORANDUM

                            MERIDIAN BIOSCIENCE, INC.
                                OFFER TO EXCHANGE

                 5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2013

            FOR UP TO $16,000,000 PRINCIPAL AMOUNT OF ITS OUTSTANDING

                 7% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2006

         THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
            ON ________, 2003, UNLESS EXTENDED OR EARLIER TERMINATED


         We are offering to exchange up to $16,000,000 in aggregate principal amount of our 5% Convertible Subordinated Debentures Due 2013 for our outstanding 7% Convertible Subordinated Debentures Due 2006. In this Offering Memorandum, we refer to the 5% Convertible Subordinated Debentures Due 2013 as the new debentures and the 7% Convertible Subordinated Debentures Due 2006 as the existing debentures. We refer to the new debentures and existing debentures collectively as the debentures.


         Principal features of the exchange offer include:

         - We will issue $1,000 in principal amount of new debentures in exchange for each $1,000 in principal amount of existing debentures, up to a maximum of $16,000,000, that are validly tendered and not withdrawn prior to the expiration date.


         - There are $20,000,000 of existing debentures outstanding. If holders tender more than $16,000,000 of existing debentures, we will accept existing debentures for exchange as nearly as possible on a pro rata basis, in accordance with the principal amount tendered by each holder. Therefore, you may not be able to exchange all of the debentures which you tender.


         - The exchange offer is not conditioned on a minimum amount of existing debentures being validly tendered and not withdrawn.

         - Interest accrued since September 1, 2003 on tendered existing debentures that are accepted by us will be paid with the first payment of interest on the new debentures after the date of exchange, March 1, 2004, the same as the existing debentures.

         - Tenders may be withdrawn at any time prior to the expiration date of the exchange offer which is 12:00 midnight, Eastern time, on ________, 2003, unless extended or earlier terminated.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the debentures to be issued in the exchange offer or passed upon the adequacy or accuracy of this Offering Memorandum. Any representation to the contrary is a criminal offense.


          THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:                   THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

               LASALLE BANK, NATIONAL ASSOCIATION                                       D.F. KING & CO., INC.
                                                                                           48 Wall Street
                                                                                             22nd Floor
                                                                                         New York, NY 10005
                                                                       Banks and Brokerage Firms, Please Call: (212) 269-5550
                                                                       All Others Call Toll-free: (800) ___-_____


           THE DATE OF THIS OFFERING MEMORANDUM IS _________ __, 2003

         We are offering to exchange existing debentures for new debentures only in places where offers and sales are permitted.


         This Offering Memorandum summarizes various documents and other information. Those summaries are qualified in their entirety by reference to the documents and information to which they relate. In making an investment decision, investors must rely on their own examination of our business and the terms of the exchange offer, including the merits and risks involved. The information contained in this Offering Memorandum is as of the date hereof and neither the delivery of this Offering Memorandum nor the offering, sale or delivery of any new debentures shall create any implication that the information contained herein is correct at any time after the date hereof. The contents of this Offering Memorandum are not to be construed as legal, business or tax advice. Each prospective investor should consult the investor's own attorney, business advisor and tax advisor as to legal, business or tax advice with respect to an investment in the new debentures.

         All inquiries relating to the procedures for tendering in the exchange offer should be directed to the exchange agent, at the telephone number or address listed on the front and back cover pages of this Offering Memorandum. Requests for additional copies of this Offering Memorandum, the enclosed Letter of Transmittal or Notice of Guaranteed Delivery, or for copies of the periodic reports filed by us with the SEC and described in this Offering Memorandum may be directed to the information agent, at one of the telephone numbers or the address listed on the front and back cover pages of this Offering Memorandum. You may also obtain additional information from us at the telephone number or address listed in the section of this Offering Memorandum entitled "Incorporation by Reference."

         You should not assume that the information contained or incorporated by reference into this Offering Memorandum is accurate as of any date other than the date of the Offering Memorandum or document incorporated by reference, as the case may be.


                               -------------------

                                TABLE OF CONTENTS

                               -------------------


                                                                                                      Page
         Summary Term Sheet..............................................................................3
         Meridian Bioscience, Inc........................................................................8
         New Debentures.................................................................................10
         Selected Consolidated Financial Data...........................................................11
         Pro Forma Financial Information................................................................12
         Risk Factors...................................................................................12
         Market For Existing Debentures And Common Stock................................................15
         Use Of Proceeds................................................................................16
         The Exchange Offer.............................................................................16
         Material United States Federal Income Tax Considerations Of The Exchange Offer.................24
         Description Of New Debentures..................................................................29
         Comparison Of Terms Of Existing Debentures And New Debentures..................................35
         Description Of Common Stock....................................................................36
         Description Of Other Indebtedness..............................................................37
         Legal Matters..................................................................................37
         Independent Auditors...........................................................................37
         Where You Can Find More Information............................................................38
         Incorporation By Reference.....................................................................39

Our principal executive offices are located at 3471 River Hills Drive, Cincinnati, Ohio, 45244, and our telephone number is (513) 271-3700. We maintain our corporate website at www.meridianbioscience.com. Information on our website is not part of this Offering Memorandum.



                               SUMMARY TERM SHEET

         -    Why are you making the exchange offer?

              If we issue $16,000,000 of new debentures in exchange for the same amount of existing debentures, we will have reduced subordinated debt by $4,000,000 and increased senior debt by the same amount, reduced interest charges by approximately $500,000 per annum, extended the maturity of our subordinated debt by 7 years and reduced the number of shares issuable under convertible debentures from 1,243,000 to 1,103,000.

         -    What securities are sought in the exchange offer?


              We are offering to exchange up to $16,000,000 of existing debentures for new debentures. As of the date of this Offering Memorandum, $20,000,000 of existing debentures are outstanding.


         -    What are you offering in exchange for my existing debentures?


              We are offering to issue a new debenture with a principal amount equal to the principal amount of each existing debenture that is properly tendered in the exchange offer and not withdrawn. We will issue up to $16,000,000 of the new debentures. The new debentures, like our existing debentures, will be subordinated in right of payment to all of our existing and future senior indebtedness (as described in this Offering Memorandum). The new debentures will be of equal rank with the existing debentures that remain outstanding after the exchange offer. See "Description of New Debentures" for more information.


         - What are the material differences between the new debentures and the existing debentures?

              The main differences are that the annual interest rate on the new debentures will be 5% while the annual interest rate on the existing debentures is 7%, that the maturity date of the new debentures will be in 2013 while the existing debentures mature in 2006 and that the conversion price on the new debentures will be $14.50 per share while the current conversion price on the existing debentures is $16.09 per share. See "Comparison of Terms of Existing Debentures and New Debentures" for more information.

         - What are your plans with respect to the other $4,000,000 of existing debentures?


              Assuming that we exchange the maximum of $16,000,000 in existing debentures for new debentures in the exchange offer, we plan immediately to commence redeeming the unexchanged existing debentures for cash at par plus accrued interest, which may continue over the next 12 months. See "Comparison of Terms of Existing Debentures and New Debentures-Optional Redemption."

              If less than $16,000,000 in existing debentures is exchanged in the exchange offer, we may redeem all or a portion of the unexchanged existing debentures for cash at par plus accrued interest or may keep all or a portion of the remaining existing debentures outstanding until maturity in 2006. We will determine the amount, if any, of unexchanged existing debentures to redeem based on our available cash on hand and our ability to utilize our bank credit facility while being able to meet our short and long term cash needs.


         -    What does your board of directors think of the exchange offer?


              Although our board of directors believes that the exchange offer is in our best interests, our board of directors is not making any recommendation regarding whether you should tender your existing debentures in the exchange offer. You must make your own determination as to whether to tender your existing debentures in exchange for new debentures. We urge you to read carefully this Offering Memorandum and the other documents to which we refer you in their entirety, including the discussion of risks and uncertainties affecting our business and the exchange offer set forth in the section of this Offering Memorandum entitled, "Risk Factors."


         - How will you select existing debentures for exchange if more than $16,000,000 in principal amount are tendered?

              If more than $16,000,000 of existing debentures are properly tendered and not withdrawn, we will accept for exchange existing debentures as nearly as possible on a pro rata basis, in accordance with the principal amount of existing debentures tendered by each holder of existing debentures.

         -    What are the conditions to the exchange offer?


              The exchange offer is subject to a number of conditions. If any of the conditions to the exchange offer are not satisfied, we will not be obligated to accept any tendered existing debentures for exchange. However, we reserve the right to waive any of the conditions to the exchange offer. See "Exchange Offer--Conditions to Exchange Offer" for more information.


         - Will the accrued interest on my tendered existing debentures be paid?

              You are not being asked to forego any accrued interest on existing debentures that are tendered in the exchange offer. The interest that has accrued since September 1, 2003 on tendered existing debentures that are accepted by us will be paid with the first payment of interest on the new debentures, which will be March 1, 2004. The interest on tendered existing debentures will accrue to the date that the existing debentures are accepted for exchange in the exchange offer, which is expected to occur on ___________ if all of the conditions to the exchange offer are satisfied or waived.

         -    Have the new debentures been registered with the SEC?

              We are not required to have an effective registration statement on file with the SEC to register the issuance of the new debentures in the exchange offer because the exchange offer is being extended to you in reliance on the exemption from registration provided by
              Section 3(a)(9) of the Securities Act.

         - Do you currently have a sufficient number of shares of common stock available for issuance upon conversion of the new debentures?

              We currently have a sufficient number of shares of common stock reserved for issuance to allow the conversion of the maximum number of new debentures that could be issued in the exchange offer. We will keep reserved for issuance upon conversion of the new debentures a sufficient number of shares of common stock during the entire term of the new debentures.

         - Can I transfer the new debentures and shares of common stock issuable upon the conversion of the new debentures to third parties?


              The sale of the existing debentures was registered by us under a registration statement on Form S-3 filed with the SEC. The exchange offer is being extended to you in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the new debentures received by you in the exchange offer will assume the same character as the existing debentures tendered by you. As a result, the new debentures we issue to you in exchange for your existing debentures, and the shares of common stock issuable upon the conversion of the new debentures, will be freely tradable by all holders other than our affiliates.


         -    Will the new debentures be listed for trading?

              The existing debentures are not listed for trading. We do not anticipate that the new debentures will be listed for trading on any exchange or market.

         - What will be the federal income tax consequences of the exchange offer to the holders of the existing debentures?

              The exchange offer will generally not be taxable for U.S. federal income tax purposes to U.S. holders exchanging existing debentures for new debentures. See "Material United States Federal Income Tax Consequences of the Exchange Offer" for more information.

         -    Will you receive any cash proceeds from the exchange offer?

              We will not receive any cash proceeds from the exchange offer.

         - How long do I have to decide whether to tender in the exchange offer?

              You will have until 12:00 midnight, Eastern time, on ________________ to decide whether to tender your existing debentures in the exchange offer. If you cannot deliver the existing debentures and the other documents required to make a valid tender by that time, you may be able to use the guaranteed delivery procedures, which are described in this Offering Memorandum.


         - Can the exchange offer be extended or amended and under what circumstances?

              We have retained the right to extend or amend the exchange offer, in our sole discretion, and we expressly reserve the right to do so. During any extension of the exchange offer, all existing debentures previously tendered and not withdrawn will remain subject to the exchange offer. During any period of time in which the exchange offer remains open, you have the right to withdraw previously tendered existing debentures. If the exchange offer expires and we have not agreed to accept your existing debentures for exchange by ____________, you can withdraw them at any time after that date until we do accept your existing debentures for exchange.

         -    How will I be notified if the exchange offer is extended?

              If we extend the exchange offer, we will issue a press release or another form of public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the exchange offer.

         -    How do I tender existing debentures?

              To tender existing debentures, you must deliver your existing debentures, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to LaSalle Bank, National Association, the exchange agent for the exchange offer, not later than the time the exchange offer expires. If your existing debentures are held in street name (that is, through a broker, dealer or other nominee) the existing debentures can be tendered by your nominee through The Depository Trust Company, also known as DTC. If you cannot provide the exchange agent with all required documents prior to the expiration date of the exchange offer, you may obtain additional time to do so by submitting, prior to the expiration date of the exchange offer, a Notice of Guaranteed Delivery to the exchange agent. You must also guarantee that these items will be received by the exchange agent within three New York Stock Exchange trading days after the date the exchange agent receives your Notice of Guaranteed Delivery. However, for your tender to be valid, the exchange agent must receive the missing items within that three trading day period. See "The Exchange Offer" for more information.

         -    How long can I withdraw previously tendered existing debentures?

              You can withdraw previously tendered existing debentures at any time until the exchange offer has expired. In addition, if we have not agreed to accept your existing debentures for exchange by _____________, you can withdraw them at any time after that date until we do accept your existing debentures for exchange. See "The Exchange Offer--Withdrawal of Tenders" for more information.

         -    How do I withdraw previously tendered existing debentures?

              To withdraw previously tendered existing debentures, deliver a written notice of withdrawal (or a facsimile of one) to the exchange agent, along with all information required by the notice of withdrawal, during the times when withdrawals are permitted. See "The Exchange Offer--Withdrawal of Tenders" for more information.

         - When will I receive new debentures in exchange for my tendered existing debentures?

              Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept for exchange all existing debentures up to a maximum of $16,000,000 in principal amount that are properly tendered and not withdrawn prior to the expiration date of the exchange offer. Promptly following this date, new debentures will be delivered in exchange for the same principal amount of existing debentures that are properly tendered and not withdrawn.

         - What happens if existing debentures are tendered but not accepted for exchange?

              If we decide for any reason not to accept any existing debentures for exchange, we will return the existing debentures to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of existing debentures tendered by book-entry transfer into the exchange agent's account at DTC, DTC will credit any unaccepted or non-exchanged existing debentures to the tendering holder's account at DTC.

         -    Do I have to tender any of my existing debentures?


              No. This offer is purely voluntary. However, assuming that we exchange the maximum of $16,000,000 in existing debentures for new debentures in the exchange offer, we plan to commence In addition, we retain the right to terminate the exchange offer and not accept for exchange any tendered existing debentures. redeeming the unexchanged existing debentures for cash at par plus accrued interest over the next 12 months.

              If less than $16,000,000 in existing debentures is exchanged in the exchange offer, we may redeem all or part of the remaining unexchanged existing debentures for cash at par plus accrued interest or may keep the remaining existing debentures outstanding until maturity in 2006. We will determine the amount, if any, of unexchanged existing debentures to redeem based on our available cash on hand and our ability to utilize our bank credit facility while being able to meet our short and long term cash needs.


         -    To whom should I direct questions about the exchange offer?


              If you have questions regarding the procedures for tendering in the exchange offer or require assistance in tendering your existing debentures, please contact D.F. King & Co, Inc., the information agent for the exchange offer, at the telephone number or address set forth on the front and back cover pages of this Offering Memorandum. If you would like to obtain additional copies of this Offering Memorandum, the enclosed Letter of Transmittal or copies of any of our SEC reports described in this Offering Memorandum, contact the exchange agent, at one of the telephone numbers or the address set forth on the back cover page of this Offering Memorandum. You can also contact us for additional information at the address and telephone number listed below under "Incorporation by Reference."

                            MERIDIAN BIOSCIENCE, INC.

         We are a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative, disposable diagnostic test kits and related diagnostic products used for the rapid diagnosis of infectious diseases. We also offer biopharmaceutical capabilities through our cGMP protein production laboratory at our Viral Antigens subsidiary.

         Our diagnostics products provide accuracy, simplicity and speed, and enable early diagnosis and treatment of common medical conditions such as gastrointestinal, viral, and respiratory infections All of our diagnostics products are used in procedures performed in vitro (outside the body) and enhance patient well-being while reducing total outcome costs of healthcare.

         In addition to the diagnostic business, we are expanding further into the area of life science. Through recent acquisitions, we have the technical expertise to enable research efforts of genomics scientists in drug and vaccine development. The expansion into life science prompted our decision to change our official name to Meridian Bioscience, Inc. in fiscal 2001.

         Our diagnostic product development strategy is to combine existing technologies with new product designs, both through internal or joint product development, and through product acquisitions, licensing or supply arrangements. Internal and joint product development activities focus on the development or enhancement of immunodiagnostic technologies and applications to simplify, accelerate or increase the accuracy of diagnoses of certain infectious diseases. Since 1990, we have acquired or obtained rights to distribute numerous products and technologies.

         We utilize our resources to serve each of the strategic domestic and international medical markets it has targeted: hospital networks and clinical and hospital laboratories; outpatient clinics, and health maintenance organizations (HMOs); and new markets, including veterinary laboratories and water treatment facilities. We market over 200 products representing four major disease states through a direct sales force in the United States, Italy, France, Belgium and the Netherlands, supplemented by a network of national and international distributors.

         A more detailed description of our business is found in the Form 10-K for fiscal 2002 and our other SEC filings, all of which are incorporated by referenced.


         Our principal executive offices are located at 3471 River Hills Drive, Cincinnati, Ohio, 45244, and our telephone number is (513) 271-3700. We maintain our corporate website at www.meridianbioscience.com. Information on our website is not part of this Offering Memorandum.

         The following persons are the directors and/or officers and/or controlling persons of Meridian:

         William J. Motto                        Chairman of the Board of Directors, Chief Executive Officer
         John A. Kraeutler                       President, Chief Operating Officer and Director
         Antonio A. Interno                      Senior Vice President
         Richard L. Eberly                       Executive Vice President
         Kenneth J. Kozak                        Vice President, Research and Development
         Melissa A. Lueke                        Vice President, Chief Financial Officer and Secretary
         Susan A. Rolih                          Vice President of Regulatory Affairs & Quality Systems
         Lawrence J. Baldini                     Vice President of Operations
         James A. Buzard                         Director
         Gary P. Kreider                         Director
         Robert J. Ready                         Director

         David C. Phillips                       Director

         The address of each person listed above is c/o Meridian Bioscience, Inc., 3471 River Hills Drive, Cincinnati, Ohio 45244, and each such person's telephone number is (513) 271-3700.

         William J. Motto beneficially owns $50,000 principal amount of the existing debentures. Gary P. Kreider beneficially owns $26,000 principal amount of existing debentures. Either or both of them may tender all or a portion of their existing debentures to the Exchange Offer.

                                 NEW DEBENTURES


         The following summary contains basic information about the debentures. See also the section of this document entitled "Description of Debentures."



Maturity Date.........................................    The new debentures will mature on September 1,
                                                          2013.

Interest Payment Dates................................    Each March 1 and September 1, beginning
                                                          September 1, 2004.

Conversion............................................    The new debentures are convertible at the option
                                                          of the holder, in whole or in part, at any time
                                                          prior to maturity, unless previously redeemed, into
                                                          shares of common stock at $14.50 per share, subject
                                                          to adjustment under certain conditions.

Optional Redemption...................................    Redeemable at our option, at any time beginning
                                                          September 1, 2004, in whole or in part, at the
                                                          redemption prices set forth in this Offering
                                                          Memorandum, plus accrued interest.

Ranking...............................................    The new debentures will be subordinated to all of our
                                                          existing and future senior indebtedness (as defined in
                                                          this Offering Memorandum). There is no limitation on
                                                          the amount of senior indebtedness that we may incur.

Absence of Market for the Debentures..................    The new debentures are a new issue of securities with no
                                                          established trading market. We currently have no
                                                          intention to apply to list the new debentures on any
                                                          securities exchange or to seek their admission to
                                                          trading on any automated quotation system. Accordingly,
                                                          we cannot provide any assurance as to the development or
                                                          liquidity of any market for the new debentures.

Registration..........................................    The sale of the existing debentures was registered by us
                                                          under a registration statement on Form S-3 filed with
                                                          the SEC. The exchange offer is being extended to you in
                                                          reliance on the exemption from registration provided by
                                                          Section 3(a)(9) of the Securities Act. In accordance
                                                          with SEC interpretations, the new debentures received by
                                                          you in the exchange offer will assume the same character
                                                          as the existing debentures tendered by you. As a
                                                          result, the new debentures we issue to you in exchange
                                                          for your existing debentures, and the common stock
                                                          issuable upon the conversion of the new debentures,
                                                          should be freely tradable by you.

                      SELECTED CONSOLIDATED FINANCIAL DATA



         The selected consolidated financial data set forth below is derived from our unaudited consolidated financial statements for the nine months ended June 30, 2003 and 2002 and from our audited financial statements for the fiscal years ended September 30, 2002, 2001, 2000, 1999 and 1998. The unaudited consolidated interim results, in the opinion of management, reflect all adjustments (consisting solely of normal recurring adjustments), which are necessary to present fairly the results for the unaudited interim periods. The unaudited interim results for the nine months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending September 30, 2003. The following selected consolidated financial data should be read in conjunction with the more detailed information contained in the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Offering Memorandum.


                                     NINE MONTHS ENDED
                                         JUNE 30,                           FISCAL YEAR ENDED SEPTEMBER 30,
                                   ----------------------    ---------------------------------------------------------------
                                     2003         2002        2002(a)     2001(b)       2000(c)      1999(d)         1998
                                   ---------    ---------    ---------   ---------     ---------    ---------      ---------
INCOME STATEMENT INFORMATION
Net Sales                           $48,709      $43,545      $59,104      $56,527       $57,096      $53,927       $33,169
Gross profit                         28,353       25,242       34,598       26,706        35,446       34,369        22,519
Operating income (loss)               9,614        8,081        9,994      (12,507)        9,354        6,527         8,351
Net earnings (loss)                   5,169        4,168        5,031      (10,275)        7,111        2,073         4,958
Basic earnings (loss) per share     $  0.35      $  0.29      $  0.34      $ (0.70)      $  0.49      $  0.14       $  0.34
Diluted earnings (loss) per share   $  0.35      $  0.28      $  0.34      $ (0.70)      $  0.49      $  0.14       $  0.34
Cash dividends declared per share   $  0.25      $  0.21      $  0.28      $  0.26       $  0.23      $  0.20       $  0.22
Book value per share                $  1.81      $  1.67      $  1.67      $  1.57       $  2.51      $  2.33       $  2.41
Ratio of earnings to fixed charges     6.94         5.02         4.82          (e)          4.04         3.13          5.80


                                      AS OF JUNE 30,                              AS OF SEPTEMBER 30,
                                   ----------------------    ---------------------------------------------------------------
                                     2003         2002         2002        2001          2000         1999           1998
                                   ---------    ---------    ---------   ---------     ---------    ---------      ---------
BALANCE SHEET INFORMATION
Current assets                      $31,809      $31,899      $30,375      $32,502       $40,798      $31,744       $39,763
Current liabilities                  14,094       14,976       15,249       16,368        16,619       13,602         3,869
Total assets                         65,073       65,366       65,095       65,982        84,717       72,161        59,147
Long-term debt obligations           22,436       23,886       23,626       24,349        27,159       22,187        20,808
Shareholders' equity                 26,618       24,439       24,381       22,944        36,611       33,591        34,683


(a) Includes after-tax costs of $0.8 million or $0.05 per diluted share for abandoned acquisition.
(b) Includes after-tax costs of $9.8 million or $0.67 per diluted share, $1.1 million or $0.08 per diluted share, and $0.8 million or $0.05 per diluted share for FDA matters, European restructuring and acquired in-process research and development, respectively.
(c) Includes tax benefits of $4.6 million or $0.32 per diluted share, and after-tax costs of $2.1 million or $0.14 per diluted share, related to European restructuring.
(d) Includes after-tax costs of $2.2 million or $0.15 per diluted share, and $1.5 million or $0.10 per diluted share for merger integration and acquired in-process research and development, respectively.
(e) For the fiscal year ended September 30, 2001, earnings were inadequate to cover fixed charges. The deficiency of earnings needed to attain a ratio of
     1.0 to 1.0 was $14.9 million on a pre-tax basis.

                         PRO FORMA FINANCIAL INFORMATION


         We have evaluated the effects of the exchange and redemption transactions on our historical operating results. We believe that such transactions do not have a significant effect on the amount of earnings or earnings per share reported for the nine-month period ended June 30, 2003 or the fiscal year ended September 30, 2002. We also believe that such transactions do not have a significant effect on the amount of book value per share or total liabilities outstanding at June 30, 2003.

         The exchange and redemption transactions do favorably affect the ratio of earnings to fixed charges for the nine-month period ended June 30, 2003 and the fiscal year ended September 30, 2002, reported under "Selected Consolidated Financial Data" above. The ratio of earnings to fixed charges reported on a pro forma basis, after giving effect to the exchange and redemption transactions is as follows.

         NINE-MONTH PERIOD ENDED JUNE 30, 2003

         Historical - 6.94
         Pro forma - 10.12

         FISCAL YEAR ENDED SEPTEMBER 30, 2002

         Historical - 4.82
         Pro forma - 6.51

         The ratio of earnings to fixed charges on a pro forma basis reflects the favorable effects of the reduction in interest costs. The interest rate on the existing debentures is fixed at 7%. The weighted average interest rates on a pro forma basis are 4.48% and 4.68% for the nine-month period ended June 30, 2003 and the fiscal year ended September 30, 2002, respectively.

                                  RISK FACTORS


         You should carefully consider the risk factors described below and all other information contained in this Offering Memorandum, as well as the other information we include or incorporate by reference in this Offering Memorandum and the additional information in the reports that we file with the SEC, before deciding to exchange your existing debentures.


                               RISKS RELATED TO US

WE MAY BE UNABLE TO INTEGRATE SUCCESSFULLY OPERATIONS OR TO ACHIEVE EXPECTED COST SAVINGS FROM ACQUISITIONS WE MAKE.


         One of our main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into our operations.


         Although additional acquisitions of companies and product lines may enhance the opportunity to increase net earnings over time, such acquisitions could result in greater administrative burdens, increased exposure to the uncertainties inherent in marketing new products, financial risks of additional operating costs and additional interest costs. The principal benefits expected to result from any acquisitions made by us will not be achieved fully unless the operations of the acquired entities are successfully integrated with our operations. There can be no assurance that we will be able to conclude any acquisition in the future on favorable terms and that it will be successfully integrated into our operations.

WE MAY BE UNABLE TO DEVELOP NEW PRODUCTS OR ACQUIRE PRODUCTS ON FAVORABLE TERMS.

         The diagnostic and life science industries are characterized by ongoing technological developments and changing customer requirements. As a result, our success and continued growth depend, in part, on our ability in a timely manner to develop or acquire rights to, and successfully introduce into the marketplace, enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by our competition. There can be no assurance that we will be successful in developing or acquiring such rights to products on a timely basis or that such products will adequately address the changing needs of the marketplace.

WE ARE DEPENDENT ON INTERNATIONAL SALES, AND OUR FINANCIAL RESULTS MAY BE ADVERSELY IMPACTED BY FOREIGN CURRENCY, REGULATORY OR OTHER DEVELOPMENTS AFFECTING INTERNATIONAL MARKETS.

         Approximately 30% of our net sales for fiscal 2002 and approximately 35% through the nine months ended June 30, 2003 were attributable to international sales. Approximately half of our international sales have been made in U.S. dollars while the other half is made primarily in Euros. We are subject to the risks associated with fluctuations in currency exchange rates. We are also subject to other risks associated with international operations, including tariff regulations, requirements for export licenses and medical licensing and approval requirements.

CHANGING MARKET CONDITIONS COULD ADVERSELY IMPACT OUR FINANCIAL RESULTS.

         Changes in the healthcare delivery system have resulted in major consolidation among reference laboratories and in the formation of multi-hospital alliances, reducing the number of institutional customers for diagnostic test products. There can be no assurance that we will be able to enter into and/or sustain contractual or other marketing or distribution arrangements on a satisfactory commercial basis with these institutional customers.

INTENSE COMPETITION COULD ADVERSELY AFFECT OUR PROFITABILITY.

         The market for our products is characterized by substantial competition and rapid change. Hundreds of companies in the United States supply immunodiagnostic tests and purified reagents. These companies range from multinational healthcare entities of which immunodiagnostics is one line of business, to small start-up companies. Many of our competitors have significantly greater financial, technical, manufacturing and marketing resources than we do.

WE RELY UPON KEY DISTRIBUTORS TO RESELL OUR PRODUCTS, AND IF WE ARE NOT ABLE TO RETAIN THESE KEY DISTRIBUTORS, OUR REVENUES COULD BE NEGATIVELY AFFECTED.

         Our sales to two distributors were approximately $15.0 million, or approximately 25% of total sales, in fiscal 2002. These distributors resell our products and other laboratory products to end-user customers. The loss of either of these distributors could negatively impact our sales and results of operations.

WE ARE SUBJECT TO COMPREHENSIVE REGULATION, AND OUR ABILITY TO EARN PROFITS MAY BE RESTRICTED BY THESE REGULATIONS.

         There is no assurance that we will be able to obtain the necessary clearances or timely clearances to market future products. Costs and difficulties in complying with laws and regulations administered by the FDA can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.

         Third party payors (including state and federal governments) are increasingly concerned about escalating health care costs and can indirectly affect the pricing or the relative attractiveness of our products by regulating the maximum amount of reimbursement they will provide for diagnostic testing services. If reimbursement amounts for diagnostic testing services are decreased in the future, such decreases may reduce the amount that will be reimbursed to hospitals or physicians for such services and consequently could reduce the price we can charge for our products.

         In recent years, the federal government has been examining the nation's health care system from numerous standpoints, including the cost of and access to health care and health insurance. Proposals impacting the health care system are constantly under consideration and could be adopted at any time. It is unclear what effect the enactment of such proposals would have on us.

OUR OFFICERS, DIRECTORS AND EXISTING SHAREHOLDERS EXERCISE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.

         Our officers, directors, principal shareholders and their affiliates beneficially own approximately 30% of our outstanding common stock, all of which shares are eligible for sale under Securities and Exchange Commission Rule 144 under the Securities Act of 1933. As a result, these shareholders, if they were to act in concert, would have the ability to influence significantly most matters requiring approval by our shareholders, including the election of a majority of the directors. In addition, our board of directors has the authority to issue up to 1,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of such shares without any future vote or action by the shareholders. The voting power of these principal shareholders, officers and directors or the issuance of preferred stock under certain circumstances could have the effect of delaying or preventing a change in control of us. Ohio corporation law contains provisions that may discourage takeover bids for us that have not been negotiated with the board of directors. Such provisions could limit the price that investors might be willing to pay in the future for shares of the common stock. In addition, sales of substantial amounts of such shares in the public market could adversely affect the market price of the common stock and our ability to raise additional capital at a price favorable to us. See "Description of Common Stock."


                       RISKS RELATED TO THE NEW DEBENTURES


WE DO NOT EXPECT THAT THERE WILL BE A PUBLIC MARKET FOR OUR NEW DEBENTURES.

         The existing debentures have a limited trading market. No assurance can be given that an active market for the new debentures will develop or, if developed, will continue. If no active market develops, it may be difficult to resell your debentures.




THE NEW DEBENTURES WILL BE SUBORDINATED TO OUR SENIOR INDEBTEDNESS.


         The new debentures will be subordinated to all existing and future senior indebtedness, as this term is defined in the new debentures, but will rank equally with the existing debentures that remain outstanding after the exchange offer. As of September 30, 2003, we had approximately $2.8 million of indebtedness outstanding that will rank senior to the new debentures. In addition, because some of our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of the holders of the new debentures. The indenture for the new indentures will not limit the amount of senior indebtedness or other indebtedness that we or any of our subsidiaries can create, incur, assume or guarantee.

THE NEW DEBENTURES INITIALLY MAY BE CONVERTED INTO COMMON STOCK AT A PRICE OF $14.50 PER SHARE. ON OCTOBER __, 2003, THE CLOSING PRICE PER SHARE OF OUR COMMON STOCK ON THE NASDAQ WAS $_________.

If the market price for our common stock remains lower than the conversion price for the new debentures, the conversion of our new debentures may not be practicable or profitable because you would be paying more for our common stock than the market price for such shares.

IF YOU HAVE CLAIMS AGAINST US RESULTING FROM YOUR ACQUISITION OR OWNERSHIP OF EXISTING DEBENTURES, YOU WILL GIVE UP THOSE CLAIMS IF YOU EXCHANGE YOUR EXISTING DEBENTURES.

         By tendering your existing debentures in the exchange offer, you will be deemed to have waived any and all rights to receive any payments, including without limitation interest payments beyond the date of exchange, and you agree that our obligations to you under the new debenture indentures and new debentures will supersede and replace in their entirety our obligations to you under the existing debenture indenture and existing debentures. In addition, holders who do not tender their existing debentures for exchange and former holders who have already sold their existing debentures will continue to have the right to assert against us their rights under the existing debentures.

THE INDENTURE GOVERNING THE NEW DEBENTURES CONTAINS NO FINANCIAL COVENANTS.

         The indenture, like the indenture governing the existing debentures, does not contain any financial performance covenants. Consequently, we are not required under the indenture to meet any financial tests such as those that measure our working capital, interest coverage, fixed charge coverage or net worth in order to maintain compliance with the terms of the indenture.

OUR BANK CREDIT AGREEMENT IMPOSES RESTRICTIONS WITH RESPECT TO US.

         Our bank credit agreement contains a number of financial covenants that require us to meet certain financial ratios and tests. If we fail to comply with the obligations in the credit agreement, it could result in an event of default under the credit agreement. If an event of default is not cured or waived, it could result in acceleration of the indebtedness under our credit agreement and under other instruments, like the indentures for the debentures, that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business.

                 MARKET FOR EXISTING DEBENTURES AND COMMON STOCK

         As of September 30, 2003, there were approximately ___ beneficial owners of existing debentures. The existing debentures are not traded on any exchange or over-the-counter market, and we do not have a comprehensive trading history for the existing debentures.

         Our common stock is traded on the Nasdaq National Market under the symbol "VIVO." The following table sets forth, for the periods indicated, the high and low sales prices per share of common stock as reported on Nasdaq and the dividends paid per share of common stock during such period.

                                                                          HIGH              LOW             DIVIDEND
                                                                       -----------       -----------      -------------
         FISCAL YEAR ENDED SEPTEMBER 30, 2002
           First Quarter....................................           $    6.690        $    4.300         $  0.065
           Second Quarter...................................                7.830             5.750            0.070
           Third Quarter....................................                7.600             5.821            0.070
           Fourth Quarter...................................                7.000             4.590            0.070
         FISCAL YEAR ENDED SEPTEMBER 30, 2003

           First Quarter....................................                7.590        $    5.410         $  0.070
           Second Quarter...................................                8.740             6.520            0.090
           Third Quarter....................................               10.500             7.390            0.090
           Fourth Quarter...................................               11.440             8.750            0.090
         FISCAL YEAR ENDED SEPTEMBER 30, 2004
           First Quarter (through ___________)..............                             $                  $


         On October __, 2003, the closing price per share of our common stock on Nasdaq was $___. As of September 30, 2003, we had approximately 800 shareholders of record and approximately 5,000 beneficial holders of our common stock.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the issuance of the new debentures in the exchange offer.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the our ratios of earnings to fixed charges for the periods indicated.

---------------------------------     -------------------------------------------------------------------------------------
       Nine Months Ended

            June 30,                                             Year Ended September 30,
---------------------------------     -------------------------------------------------------------------------------------
     2003               2002              2002             2001                2000             1999             1998
---------------     -------------     --------------   ---------------     -------------    --------------   --------------
     6.94               5.02              4.82              (1)                4.04             3.13             5.80

(1)For the year ended September 30, 2001, earnings were inadequate to cover fixed charges by $14,906 on a pre-tax basis.

                               THE EXCHANGE OFFER


         On September 27, 1996, we completed the sale of $20,000,000 of the existing debentures. The existing debentures were issued under an indenture dated as of September 1, 1996, between us and U.S. Bank, N.A. (formerly known as Star Bank, N.A.), as the trustee. As of the date of this Offering Memorandum, $20,000,000 in principal amount of the existing debentures are outstanding.

         The sale of the existing debentures was registered by us under a registration statement on Form S-3 filed with the SEC. The exchange offer is being extended to you in reliance on the exemption from registration provided by
Section 3(a)(9) of the Securities Act. In accordance with SEC interpretations, the new debentures received by you in the exchange offer will assume the same character as the existing debentures tendered by you. As a result, the new debentures we issue to you in exchange for your existing debentures, and the common stock issuable upon the conversion of the new debentures, will be freely tradable by all holders other than our affiliates.


TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING EXISTING DEBENTURES


         This Offering Memorandum and the enclosed Letter of Transmittal constitute an offer to exchange for each existing debenture a new debenture of a principal amount equal to the principal amount of such existing debenture, subject to the terms and conditions described in this Offering Memorandum. This exchange offer is being extended to all holders of the existing debentures. This Offering Memorandum and the enclosed Letter of Transmittal are first being sent on or about the date of this Offering Memorandum, to all holders of existing debentures known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer, we will accept for exchange up to $16,000,000 in principal amount of existing debentures which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn. The exchange offer will expire at 12:00 midnight, Eastern time, on ______________, 2003. In our sole discretion, we may extend the period of time during which the exchange offer is open.


         We will exchange new debentures in the exchange offer for up to $16,000,000 in principal amount of existing debentures that are properly tendered and not withdrawn prior to the expiration date of the exchange offer. If more than $16,000,000 in principal amount of the existing debentures are tendered in the exchange offer, we will accept for exchange existing debentures as nearly as possible on a pro rata basis, in accordance with the principal amount of existing debentures tendered by each holder of existing debentures.


         The exchange offer is subject to a number of other conditions described below in the section entitled, "Conditions to the Exchange Offer." Subject to applicable securities laws and the terms set forth in this Offering Memorandum, we reserve the right to waive any and all conditions to the exchange offer, to extend the exchange offer, to terminate the exchange offer and otherwise to amend the exchange offer in any respect.


         We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any existing debentures. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all existing debentures previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us upon the expiration of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date of the exchange offer.

         We expressly reserve the right to amend or terminate the exchange offer and not to accept for exchange any existing debentures not previously accepted for exchange if any of the conditions to the exchange offer have not been satisfied or for any other reason within our sole and absolute discretion. We will give you prompt notice of any amendment, termination or non-acceptance.

PAYMENT OF ACCRUED INTEREST ON THE EXISTING DEBENTURES THAT ARE TENDERED IN THE EXCHANGE OFFER

         You are not being asked to forego any accrued interest on existing debentures that are tendered in the exchange offer. The interest that has accrued since September 1, 2003 on tendered existing debentures that are accepted by us will be paid with the first payment of interest on the new debentures after the exchange. The interest on tendered existing debentures will accrue to the date that the existing debentures are accepted for exchange in the exchange offer, which is expected to occur on March 1, 2004 if all of the conditions to the exchange offer are satisfied or waived.

RELEASE OF LEGAL CLAIMS BY TENDERING EXISTING DEBENTURE HOLDERS

         By tendering your existing debentures in the exchange offer, you will be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown, that, directly or indirectly, arise out of, are based upon or are in any manner connected with your ownership or acquisition of the existing debentures, including any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, including without limitation any approval or acceptance given or denied, which occurred, existed, was taken, permitted or begun prior to the date of such release, in each case, that you, your successors and your assigns have or may have had against us or our subsidiaries, affiliates or shareholders, or our directors, officers, employees, attorneys, accountants, advisors, agents or representatives, in each case whether current or former, or those of our subsidiaries, affiliates or shareholders, whether those claims arise under federal or state securities laws or otherwise.

CONDITIONS TO THE EXCHANGE OFFER

         The exchange offer is subject to the conditions described below.


         Notwithstanding any other provision of the exchange offer, we will not be required to accept any existing debentures for exchange or to issue any new debentures in exchange for existing debentures, and we may terminate or amend the exchange offer if, at any time before expiration of this offer, any of the following events occurs:


         - the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;


         - an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer or materially and adversely affect our business;

         - any material adverse development occurs in our business operations;


         - we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

         - the indenture for the new debentures has not been qualified under the Trust Indenture Act of 1939.


         These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time.

         We are required under the Trust Indenture Act of 1939 to qualify the indenture pursuant to which the new debentures will be issued. On or about the date of this Offering Memorandum, we will apply to have the indenture so qualified. We will not accept any existing debentures for exchange or issue any new debentures in exchange for existing debentures, if at the time a stop order is threatened or in effect which relates to the qualification of the indenture for the new debentures under the Trust Indenture Act of 1939.


PROCEDURES FOR TENDERING EXISTING DEBENTURES


         When you tender your existing debentures, and we accept the existing debentures for exchange, this will constitute a binding agreement between you and us, subject to the terms and conditions set forth in this Offering Memorandum and the enclosed Letter of Transmittal. You must do one of the following on or prior to the expiration date of the exchange offer to participate in the exchange offer:

         - if you hold existing debentures in certificated form, tender your existing debentures by sending your existing debentures, in proper form for transfer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other documents required by the Letter of Transmittal, to the exchange agent, at the address set forth on the back cover page of this Offering Memorandum;


         - if you hold existing debentures in "street name," tender your existing debentures by using the book-entry procedures described below in the section entitled "Book-Entry Transfer" and transmitting a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an "agent's message" instead of the Letter of Transmittal, to the exchange agent; or

         - if your existing debentures are not immediately available, time will not permit your existing debentures or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed before the expiration date of the exchange offer, you may tender your existing debentures by following the guaranteed delivery procedures described below in the section entitled "Guaranteed Delivery Procedures."

         In order for a book-entry transfer to constitute a valid tender of your existing debentures, the exchange agent must receive a confirmation of book-entry transfer of your existing debentures into its account at The Depository Trust Company, also known as DTC, prior to the expiration date of the exchange offer. The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from you that you have received and have agreed to be bound by the Letter of Transmittal. If you use this procedure, we will be able to enforce the Letter of Transmittal against you.


         The method of delivery of existing debentures, Letters of Transmittal, "agent's messages" and all other required documents is at your election. If you deliver your existing debentures by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Please send all existing debentures, Letters of Transmittal and "agent's messages" to the exchange agent, at the address set forth on the back cover page of this Offering Memorandum. Please do not send these materials to us.


         Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" unless you are either:

         - a registered existing debenture holder and have not completed the box entitled "Special Payment/Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

         - you are exchanging existing debentures for the account of an "eligible guarantor institution."

         An "eligible guarantor institution" means:

         - Banks, as defined in Section 3(a) of the Federal Deposit Insurance Act of 1950, as amended (the "Federal Deposit Insurance Act");

         - Brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers and government securities brokers, as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         - Credit unions, as defined in Section 19B(1)(A) of the Federal Reserve Act of 1913, as amended;

         - National securities exchanges, registered securities associations and clearing agencies, as these terms are defined in the Exchange Act; and

         - Savings associations, as defined in Section 3(b) of the Federal Deposit Insurance Act.

         When the Letter of Transmittal is signed by the registered holder of the existing debentures, no endorsement of certificates or separate bond powers are required unless new debentures are to be issued in the name of a person other than the registered holder. Signatures on certificates or bond powers must be guaranteed by an "eligible guarantor institution." The term "registered holder" includes, for this purpose, any participant in DTC's system whose name appears on a security position listing as an owner of existing debentures. If you plan to sign the Letter of Transmittal but you are not the registered holder of the existing debentures, you must have the existing debentures signed by the registered holder of the existing debentures and that signature must be guaranteed by an "eligible guarantor institution." You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an "eligible guarantor institution," but that instrument must be in a form satisfactory to us in our sole discretion.

         All questions as to the validity, form, eligibility, time of receipt and acceptance of existing debentures tendered for exchange will be determined by us in our sole discretion. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of existing debentures improperly tendered or not to accept any existing debentures, the acceptance of which might be unlawful as determined by us. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any existing debentures either before or after the expiration date of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender existing debentures in the exchange offer. Our interpretation of the terms and conditions of the exchange offer as to any particular existing debentures either before or after the expiration date of the exchange offer, including the terms and conditions of the Letter of Transmittal and the accompanying instructions, will be final and binding. Unless waived, any defects or irregularities in connection with tenders of existing debentures for exchange must be cured within a reasonable period of time, as determined by us. None of us, the exchange agent or any other person has any duty to give notification of any defect or irregularity with respect to any tender of existing debentures for exchange, nor will any of us, the exchange agent or any other person have any liability for failure to give such notification.

         If you are a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or act in a similar fiduciary or representative capacity, and wish to sign the Letter of Transmittal or any existing debentures or bond powers, you must indicate your status when signing. If you are acting in any of these capacities, you must submit proper evidence satisfactory to us of your authority to so act unless we waive this requirement.

ACCEPTANCE OF EXISTING DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES


         Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer, we will accept, promptly after the expiration date of the exchange offer, existing debentures up to a maximum of $16,000,000 in principal amount that are properly tendered and not withdrawn and will issue the new debentures promptly after acceptance of the existing debentures. For purposes of the exchange offer, we will be deemed to have accepted properly tendered existing debentures for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.


         For the principal amount of each existing debenture accepted for exchange in the exchange offer, the tendering holder will receive a new debenture of a principal amount equal to that of the principal amount of the existing debenture accepted for exchange. If only a pro rata portion of an existing debenture is accepted for exchange, the holder will be issued an existing debenture for the unaccepted principal amount of the original existing debenture tendered for exchange.

         In all cases, the issuance of new debentures in exchange for existing debentures will be made only after the exchange agent timely receives either all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation of transfer of the existing debentures into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and all other required documents or, in the case of a book-entry confirmation, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an "agent's message" instead of the Letter of Transmittal.

         If for any reason we do not accept any tendered existing debentures or if existing debentures are submitted for a greater principal amount than the holder desires to exchange or we accept due to proration, we will return the unaccepted or non-exchanged existing debentures, in the appropriate principal amount, without expense to the registered tendering holder. In the case of existing debentures tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry procedures described below, the unaccepted or non-exchanged existing debentures will be credited in the appropriate principal amount to the tendering holder's account at DTC. Any existing debentures to be returned to the holder will be returned promptly after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFER


         Within two business days after the date of this Offering Memorandum, the exchange agent will make a request to establish an account at DTC for the existing debentures tendered in the exchange offer. Once established, any financial institution that is a participant in DTC's system may make book-entry delivery of existing debentures by causing DTC to transfer the existing debentures into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of the existing debentures may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile of the Letter of Transmittal, with any required signature guarantees, or an "agent's message" instead of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the exchange agent on or prior to the expiration date of the exchange offer. In addition, the exchange agent must receive book-entry confirmation of transfer of the existing debentures into the exchange agent's account at DTC prior to the expiration date of the exchange offer. If you cannot comply with these procedures, you may be able to use the guaranteed delivery procedures described below.


GUARANTEED DELIVERY PROCEDURES

         If you are a registered holder of existing debentures and wish to tender your existing debentures, but your existing debentures are not immediately available, time will not permit your existing debentures or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed before the expiration date of the exchange offer, you may effect a tender of your existing debentures if:

         - the tender is made through an "eligible guarantor institution" (as defined above under "Procedures for Tendering existing debentures");

         - prior to the expiration date of the exchange offer, the exchange agent receives from an "eligible guarantor institution" a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of existing debentures you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery (these documents may be sent by overnight courier, registered or certified mail or facsimile transmission);

         - you guarantee that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation of transfer of the existing debentures into the exchange agent's account at DTC, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an "agent's message" that forms a part of the book-entry confirmation, and any other documents required by the Letter of Transmittal, will be deposited by the "eligible guarantor institution" with the exchange agent; and

         - the exchange agent receives all physically tendered existing debentures, in proper form for transfer, or a book-entry confirmation of transfer of the existing debentures into the exchange agent's account at DTC, as the case may be, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an "agent's message" that forms a part of the book-entry confirmation, and all other required documents, in each case, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

         You can withdraw previously tendered existing debentures at any time until the exchange offer has expired. In addition, if we have not agreed to accept your existing debentures for exchange by ________, 2003, you can withdraw them at any time after that date until we do accept your existing debentures for exchange.

         For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent during the permitted periods. Any notice of withdrawal must specify the name of the person who tendered the existing debentures to be withdrawn, identify the existing debentures to be withdrawn, including the principal amount of the existing debentures, and, where existing debentures have been transmitted, specify the name in which the existing debentures are registered, if different from that of the withdrawing holder. If existing debentures have been delivered or otherwise identified to the exchange agent, then, prior to the release of the existing debentures, the withdrawing holder must also submit the serial numbers of the particular existing debentures to be withdrawn and a signed notice of withdrawal, with signatures guaranteed by an "eligible guarantor institution" unless the holder is an "eligible guarantor institution." If existing debentures have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn existing debentures and otherwise comply with the procedures of the book-entry transfer facility. All questions as to the validity, form and eligibility, including time of receipt, of these notices will be determined by us. Our determination on these matters will be final and binding.

         Any existing debentures properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any existing debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder promptly after withdrawal, non-acceptance of tender or termination of the exchange offer. In the case of existing debentures tendered by book-entry transfer into the exchange agent's account at DTC by using the book-entry transfer procedures described above, any withdrawn or unaccepted existing debentures will be credited to the tendering holder's account at DTC. Properly withdrawn existing debentures may be retendered at any time on or prior to the expiration date of the exchange offer by following one of the procedures described above in the section entitled "Procedures for Tendering existing debentures."

EXCHANGE AGENT

         We have appointed LaSalle Bank, National Association as the exchange agent for the exchange offer. We will pay the exchange agent customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. We will also pay the exchange agent compensation for services as trustee under the new debenture indenture and certain of its expenses related thereto.

EXPENSES


         The maximum amount of consideration required by us to consummate the exchange offer and to pay related expenses is approximately $380,000. We will use available cash to pay expenses related to the exchange offer.


RECOMMENDATION

         We are not making any recommendation regarding whether you should tender your existing debentures in the exchange offer and, accordingly, you must make your own determination as to whether to tender your existing debentures for exchange and accept the new debentures we propose to issue to you.

USE OF SECURITIES ACQUIRED

         We will not receive any cash proceeds from the exchange offer. All existing debentures that are properly tendered and not withdrawn in the exchange offer and accepted by us will be retired and cancelled.

SOLICITATION


         The solicitation is being made by us. We have engaged D.F. King & Co., Inc. as the information agent for the exchange offer to assist us in distributing this Offering Memorandum and the other exchange offer materials to the holders of the existing debentures. We will pay the information agent customary fees for its services and reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, reimburse reasonable expenses incurred by brokers and dealers in forwarding this Offering Memorandum and the other exchange offer materials to the holders of the existing debentures. Solicitations by us may be made by telephone, facsimile or in person by our officers and regular employees.


TRANSFER TAXES

         You will not be obligated to pay any transfer taxes in connection with the tender of existing debentures in the exchange offer unless you instruct us to register your new debentures in the name of, or request that existing debentures not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

REQUESTS FOR ASSISTANCE AND ADDITIONAL INFORMATION


         All completed Letters of Transmittal and "agent's messages" should be directed to the exchange agent, at the address set forth on the front and back cover pages of this Offering Memorandum. All questions regarding the procedures for tendering in the exchange offer and requests for assistance in tendering your existing debentures should also be directed to the exchange agent, at the telephone number or address set forth on the front and back cover pages of this Offering Memorandum.

         Delivery of a Letter of Transmittal or an "agent's message" other than as described in this section of the Offering Memorandum is not valid delivery of the Letter of Transmittal or "agent's message."

         Requests for additional copies of this Offering Memorandum, the enclosed Letter of Transmittal, the enclosed form of Notice of Guaranteed Delivery, or our Annual Report on Form 10-K for the fiscal year ended September 30, 2002 or Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, may be directed to the exchange agent, at one of the telephone numbers or the address set forth on the back cover page of this Offering Memorandum.


                    MATERIAL UNITED STATES FEDERAL INCOME TAX
                      CONSIDERATIONS OF THE EXCHANGE OFFER

                The following discussion summarizes the material U.S. federal income tax consequences to U.S. holders of the existing debentures, of the Exchange Offer and of the acquisition, ownership conversion and disposition of the new debentures. A U.S. holder is:

         -        an individual citizen or resident of the United States;

         - a corporation created or organized in or under the laws of the United States or any political subdivision thereof;

         - an estate the income of which is includible in gross income for U.S. federal income taxation regardless of its source;

         - a trust if a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; and

         - any other person treated as a resident of the United States for federal income tax purposes.


     This discussion does not purport to describe all of the tax considerations that may be relevant to a holder of existing debentures or new debentures. The following summary deals only with existing debentures that are, and new debentures that will be, held as capital assets by U.S. holders and does not deal with persons that are subject to special tax rules, such as:

         -        dealers or traders in securities or currencies;

         - financial institutions or other U.S. holders that treat income in respect of the existing debentures or new debentures as financial services income;

         -        insurance companies;

         -        tax-exempt entities;

         - persons holding existing debentures or new debentures as part of a straddle, conversion transaction or other arrangement involving more than one position; or

         -        persons whose "functional currency" is not the U.S. dollar.


     The discussion below is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions thereunder as of the date of this Offering. Any of these authorities may be repealed, revoked, or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those described below. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NEW DEBENTURES.

                       TAX TREATMENT OF THE EXCHANGE OFFER

NON-RECOGNITION OF GAIN OR LOSS

         The exchange by an exchanging U.S. holder of the existing debentures for the new debentures will be treated as a non-taxable exchange to the U.S. holder.

INTEREST PAYMENTS

         An exchanging U.S. holder must recognize taxable ordinary income with respect to any accrued interest on the existing debentures when we pay such interest with the first payment of interest on the new debentures after the exchange, unless the holder has already included such interest in income under the accrual method of accounting.

TAX BASIS AND HOLDING PERIOD

         The tax basis of the new debentures received in the hands of the U.S. holder will be equal to the basis of the U.S. holder in the existing debentures. The holding period of the new debentures include the holding period of the existing debentures.

                       TAX TREATMENT OF THE NEW DEBENTURES

INTEREST PAYMENTS

         Interest on a new debenture will be taxable to a U.S. holder as ordinary interest income at the time that the interest is received or is accrued, in accordance with the U.S. holder's method of accounting for federal income tax purposes.

ORIGINAL ISSUE DISCOUNT

         An exchanging U.S. holder will have original issue discount ("OID") on a new debenture to the extent that the stated redemption price at maturity of the new debenture exceeds the issue price of the new debenture by more than a de minimis amount (i.e., 1/4 of 1 percent of the principal amount multiplied by the number of complete years to maturity of the new debentures on the date of exchange). The stated redemption price at maturity of a new debenture is the sum of all payments to be received on the new debenture (other than payments of "qualified stated interest," which is stated interest that is unconditionally payable at least annually at a single fixed rate during the entire term of a debt obligation) and is generally equal to its principal amount. If the issue price of the new debentures is equal to or greater than their principal amount, then the new debentures will not be treated as issued with OID.

         If, on the other hand, the issue price of the new debentures is less than their principal amount, then the new debentures will be treated as issued with OID.

         Subject to the discussion of amortizable bond premium below, a U.S. holder of a new debenture issued with OID must include OID in income, as ordinary interest income, on a constant-yield-to-maturity basis whether or not cash attributable to such income is actually received. The amount of OID includable in income or "accrued" by a U.S. holder is the sum of the daily portions of OID with respect to the new debenture for each day during the taxable year or portion of the taxable year on which the U.S. holder holds the new debenture. In general, the effect of OID is that U.S. holders will realize additional interest income on the new debentures over the term of the new debentures. A U.S. holder will increase its tax basis in the new debentures by the amount of any OID included in income.

AMORTIZABLE BOND PREMIUM

         If a U.S. holder receives a new debenture in the exchange and has a tax basis in the new debenture (determined as described above under "Tax Treatment of the Exchange Offer -- Tax Basis and Holding Period") in excess of the stated principal amount of the new debenture, the U.S. holder will be considered to have received the new debenture with amortizable bond premium equal to such excess (reduced by any value attributable to the conversion feature of the existing debenture). A U.S. holder generally may elect to amortize bond premium over the remaining term of the new debenture on a constant-yield-to-maturity basis. The amount amortized in any taxable year will be treated as a reduction of the U.S. holder's interest income from the new debenture. A U.S. holder that elects to amortize bond premium must reduce its tax basis in a new debenture by the amount of the premium amortized in any year. An election to amortize bond premium for a specific taxable year will apply to all the U.S. holder's debt instruments held on or after the first day of that taxable year.

         If a U.S. holder does not make this election, the amount of the premium will decrease the gain or increase the loss otherwise recognized on a taxable disposition of the new debenture. U.S. holders should consult their own tax advisors with respect to making an election to amortize bond premium.

ELECTION TO TREAT ALL INTEREST AS OID

         A U.S. holder may elect to include in gross income all interest that accrues on a new debenture on a constant-yield-to-maturity basis with the modifications described below. For purposes of this election, interest includes stated interest and OID, as adjusted by any acquisition premium or amortizable bond premium. If a U.S. holder makes this election for a new debenture with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above, and the electing U.S. holder will be required to amortize bond premium in income currently for all of the U.S. holder's other debt instruments with amortizable bond premium. The election is made for the taxable year in which the U.S. holder acquired the new debenture, and may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult their own tax advisors with respect to making this election.

SALE, EXCHANGE, REDEMPTION AND RETIREMENT OF NEW DEBENTURES

         As discussed above, a U.S. holder's initial tax basis in a new debenture will be increased by the amount of any OID or market discount included in the U.S. holder's income with respect to the new debenture and reduced by the amount of any amortized bond premium and any payments on the new debenture (other than payments of qualified stated interest). A U.S. holder generally will recognize gain or loss on the sale, exchange, redemption or retirement of a new debenture, in an amount equal to the difference between the amount realized in the transaction (other than amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the adjusted tax basis of the new debenture. Gain or loss recognized on the sale or retirement of a new debenture by a U.S. holder that held the new debenture as a capital asset will be treated as capital gain or loss. If the new debentures have been held for more than one year, the capital gain or loss will be long-term capital gain or loss.

CONVERSION OF THE NEW DEBENTURES

         U.S. holders generally will not recognize any gain or loss on the conversion of a new debenture into common stock. If a U.S. holder receives cash in lieu of fractional shares of common stock, however, such holder will be treated as if it received the fractional shares of common stock and then had them redeemed for cash. Accordingly, such holder would recognize gain or loss equal to the difference between the cash received and that portion of its basis in the common stock that is attributable to the fractional shares of common stock. A U.S. holder's aggregate basis in the common stock will equal the U.S. holder's adjusted basis in the new debenture immediately prior to conversion. The holding period for the common stock will include the holding period for the new debentures.

DIVIDENDS

         If, after a U.S. holder converts a new debenture into common stock, we make a distribution in respect of the common stock, the distribution will be treated as a dividend that will be taxable to the U.S. holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of investment up to the basis in the common stock. Any excess will be treated as capital gain. If a U.S. holder is a U.S. corporation, the U.S. holder generally will be able to claim a deduction equal to a portion of any dividends received.

         If the new debentures allow for adjustment of the conversion price which allow a U.S. holder to receive more common stock, the right to receive more common stock on conversion may increase the U.S. holder's proportionate interest in our earnings and profits or assets. In that case, the U.S. holder would be treated as having received a dividend in the form of common stock. Such a constructive stock dividend could be taxable to the U.S. holder, whether or not cash or other property is actually received. A taxable constructive stock dividend would result, for example, if the conversion price were adjusted to compensate a U.S. holder for distributions of cash or property to our shareholders.

         Not all changes in conversion price that allow U.S. holders to receive more common stock on conversion, however, will increase a U.S. holder's proportionate interest in the company. For instance, a change in conversion price could simply prevent the dilution of a U.S. holder's interest upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes a U.S. holder's interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated in the same manner as dividends paid in cash or other property. They would result in ordinary income to the U.S. holder, to the extent of our current or accumulated earnings and profits.

SALE OR EXCHANGE OF COMMON STOCK

         U.S. holders generally will recognize capital gain or loss on a sale or exchange of common stock. The gain or loss will equal the difference between the amount realized on the sale and the adjusted tax basis in the common stock. If the common stock have been held for more than one year, the gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         For each calendar year in which the new debentures are outstanding, we are required to provide the Internal Revenue Service with certain information, including a U.S. holder's name, address and taxpayer identification number (either the U.S. holder's Social Security number or its employer identification number, as the case may be), the aggregate amount of principal and interest paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain U.S. holders, including corporations, tax-exempt organizations, qualified pension and profit-sharing trusts and individual retirement accounts.

         If a U.S. holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or under-reports its tax liability, we, our agents or paying agents or a broker may be required to make "backup" withholding of tax on payments of:

         -        principal and interest made on a new debenture;

         - the proceeds of a sale or exchange of a new debenture before maturity;

         -        dividends on common stock; and

         -        the proceeds of a sale or exchange of common stock.

         As of December 1, 2002, the backup-withholding rate for applicable payments made through December 31, 2003 was 30%. The backup withholding rate is 29% for 2004 and 2005, and 28% for 2006 and thereafter (subject to possible increase after 2010). This backup withholding is not an additional tax and may be credited against the U.S. holder's federal income tax liability, provided that the U.S. holder furnishes the required information to the Internal Revenue Service.

TAX CONSEQUENCES TO NON-PARTICIPANTS

         A U.S. holder that does not participate in the exchange offer and instead retains its existing debentures will not recognize any gain or loss as a result of the consummation of the exchange offer.

                          DESCRIPTION OF NEW DEBENTURES

         We will issue the new debentures under an indenture dated as of October 1, 2003, between LaSalle Bank, National Association, as trustee, and us. The following summarizes the material provisions of the indenture and the new debentures and does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the new debentures which define your rights as a holder of new debentures.

GENERAL

         The new debentures represent our unsecured general obligations, subordinate in right of payment to certain other obligations as described below under "Subordination of New Debentures" and convertible into our common stock as described under "Conversion of New Debentures." The new debentures will be issued in fully registered form only in denominations of $1,000 or any integral multiple thereof and will mature on September 1, 2013.


         The new debentures bear interest at 5% payable semi-annually on March 1 and September 1, to holders of record at the close of business on the preceding February 15 and August 15, respectively.


         Principal and premium, if any, will be paid and the new debentures may be presented for conversion, registration of transfer, and exchange, without service charge, at the corporate trust office of the trustee in Chicago, Illinois. Interest will be paid by checks mailed to holders of record unless other arrangements are made.

CONVERSION OF NEW DEBENTURES



         The holders of new debentures are entitled at any time before the close of business on September 1, 2013, subject to prior redemption, to convert their all or a portion of their debentures into shares of our common stock, at the conversion price. The conversion price is currently $14.50 and is subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any new debenture for interest accrued thereon or for dividends on any shares of common stock issued.



         If any new debenture not called for redemption is converted between a record date for the payment of interest and the related interest payment date, the new debenture must be accompanied by funds equal to the interest payable on such interest payment date on the principal amount so converted. We are not permitted to issue fractional shares of common stock upon conversion of new debentures. In lieu thereof, will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion. In the case of new debentures called for redemption, conversion rights will expire at the close of business on the redemption date.



         The conversion price is subject to adjustment as provided in the indenture upon certain events including:

         o the issuance of shares of our common stock as a dividend or distribution on the common stock;

         o subdivisions, combinations, and reclassifications of our common stock;

         o the issuance to all holders of common stock of certain rights or warrants entitling them for a period not exceeding 45 days to subscribe for common stock at less than the then-current market price; and

         o the distribution to all holders of common stock of any of our securities (other than common stock) or evidences of indebtedness or of assets (excluding cash dividends or distributions from retained earnings) or rights or warrants to subscribe for or purchase any of our securities (excluding those referred to above).

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect. However, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

         We have the right to make reductions in the conversion price, in addition to those required by the foregoing provisions, as we in our discretion determine to be advisable in order that certain share-related distributions made by us to our shareholders will not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of shares of common stock or any securities convertible into or exchangeable for common stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property, or services.

         In the case of a consolidation, merger or statutory share exchange involving us as a result of which holders of common stock will be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for shares of common stock or in the case of a sale or conveyance to another corporation of all or substantially all of our property and assets, the holders of the new debentures then outstanding will be entitled thereafter to convert their new debentures into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such consolidation, merger, statutory share exchange, sale or conveyance had such new debentures been converted to shares of common stock immediately prior to such consolidation, merger, statutory share exchange, sale or conveyance.

         In the event of a taxable distribution to holders of common stock which results in an adjustment of the conversion price, the holders of new debentures may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. The absence of such an adjustment in certain other circumstances may also result in a taxable dividend to the holders of common stock.

OPTIONAL REDEMPTION

         The new debentures will be redeemable on at least 15 and not more than 60 days' notice, at our option, as a whole or in part, at any time after September 1, 2004, at the following prices (expressed as percentages of the principal amount), together with accrued interest to the date fixed for redemption:

         o    If redeemed during the 12-month period beginning September 1, 2004
              - 103%

         o    If redeemed during the 12-month period beginning September 1, 2005
              - 102%

         o    If redeemed during the 12-month period beginning September 1, 2006
              - 101%

         o    If redeemed on or after September 1, 2007 - 100%

SUBORDINATION OF NEW DEBENTURES


         The indebtedness evidenced by the new debentures is subordinate to the prior payment in full of all present and future senior indebtedness as provided in the indenture. If an event of default in the payment of principal, interest or rental on any senior indebtedness continues beyond any applicable grace period, we may not make any payment of principal of, premium, if any, or interest on the new debentures. In addition, upon any distribution of our assets or upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on the new debentures is subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all senior indebtedness. As a result of this subordination, in the event of our dissolution, holders of senior indebtedness may receive more, ratably, and holders of the new debentures may receive less, ratably, than our other creditors or may receive no consideration at all. Such subordination will not prevent the occurrence of any event of default under the Indenture.


         The term senior indebtedness includes the following:

         o Principal of and premium, if any, and interest on our indebtedness for money borrowed (including any indebtedness secured by a mortgage or other lien which is given to secure all or part of the purchase price of property subject thereof, whether given to the vendor of such property or to another, or existing on property at the time of acquisition thereof) evidenced by notes or other written obligations;

         o Principal of and premium, if any, and interest on our indebtedness evidenced by our notes, debentures, bonds or other securities;

         o The amount of our liability determined under generally accepted accounting principles under any lease required to be classified as a liability on our balance sheet;

         o Principal of and premium, if any, and interest on indebtedness of others of the kinds described in either of the first two bullet points above or, to the extent set forth in the third bullet point above, leases of others of the kind described in such bullet point assumed by or guaranteed in any manner by us or in effect guaranteed by the us through an agreement to purchase, contingent or otherwise; and

         o Principal of and premium, if any, and interest on renewals, extensions, or refundings of indebtedness of the kinds described in first, second or fourth bullet point above or, to the extent set forth in the third bullet point above, renewals or extensions of leases of the kinds described in either of the third or fourth bullet point above.

unless, in the case of any particular indebtedness, lease, renewal, extension, or refunding, the instrument or lease creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, lease, renewal, extension, or refunding is subordinate to any other indebtedness of ours or that such indebtedness, lease, renewal, extension, or refunding is not superior in right of payment to the new debentures.


         The indenture permits the trustee to become our creditor and does not preclude the trustee from enforcing its rights as a creditor, including rights as a holder of senior indebtedness. The indenture does not limit the amount of senior indebtedness we may incur.


REDEMPTION OF NEW DEBENTURES AT THE OPTION OF THE HOLDER

         Upon the occurrence of specified events, which we call repurchase events, each holder of new debentures shall have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's new debentures pursuant to the repurchase offer described below at a purchase price equal to 100% of the aggregate principal amount of the new debentures plus accrued and unpaid interest, if any, to the date of purchase. We refer to the price to be paid to repurchase the new debentures as the repurchase price.

         Within 30 days after the occurrence of a repurchase event, we must mail a notice to each holder stating, among other things:

         o the repurchase payment and the repurchase date, which shall not be earlier than 45 days nor later than 60 days from the date such notice is mailed or such later date as may be necessary for us to comply with the requirements of the Securities Exchange Act of 1934;

         o that any new debenture not tendered will continue to accrue interest;

         o that, unless we default in the payment of the repurchase payment, all new debentures accepted for payment pursuant to the repurchase offer shall cease to accrue interest after the repurchase date; and

         o certain other procedures that a holder must follow to accept a repurchase offer or to withdraw such acceptance.

We will comply with any applicable requirements of the Securities Exchange Act of 1934 and other securities laws and regulations governing the repurchase of the new debentures in connection with a repurchase event and may modify a repurchase offer to effect such compliance.

         A repurchase event is generally defined to include:

         o the acquisition of 50% or more of our voting stock by a person or group, other than any current holder of 5% or more of our common stock (or a group including such a holder);

         o a change, over a two-year period, in the composition of our board of directors such that, with limited exceptions, the board members at the beginning of the period no longer constitute a majority of the board;

         o certain consolidations and mergers involving us or sales of our assets, if the primary effect is that, after the transaction, a person or group, other than a current holder of 5% or more of our common stock (or group including such a holder), has more than 50% of the ordinary voting power of the surviving corporation;

         o our acquisition of over 30% of the outstanding shares of our capital stock during any 12-month period; and

         o certain distributions in respect of our capital stock or acquisitions by us of our capital stock, if, in either case, the sum of the ratio of the fair market value of the price paid in the current distribution or acquisition to the then-fair market value of our outstanding capital stock plus the similar ratios for all other distributions or acquisitions, respectively, during the prior 12-month period, exceeds 30%.

For purposes of the repurchase event tests, our voting stock includes our common stock plus any other class or classes of stock which may be issued and have general voting power in the election of our board of directors and our capital stock means any stock which does not have dividend or liquidation priority over other stock of ours, regardless of relative voting powers. Currently, our only voting stock and capital stock is our common stock.

         On the repurchase date, we will deposit with the trustee an amount equal to the repurchase payment in respect of all new debentures or portions thereof that have been tendered. The trustee shall promptly mail to each holder of new debentures accepted for payment an amount equal to the repurchase price for such new debentures, and the trustee shall promptly authenticate and mail to each holder a new debenture equal in principal amount to any unpurchased portion of the new debentures surrendered.

         Except as described above with respect to a repurchase event, the indenture does not contain any other provisions that permit the holders of the new debentures to require that we repurchase or redeem the new debentures in the event of a takeover or similar transaction. The provisions of the indenture relating to the purchase of new debentures upon a repurchase event may impede the completion of a merger, tender offer or other takeover attempt.

         Any future credit agreements or other agreements relating to senior indebtedness to which we become a party may prohibit us from purchasing any new debentures or may provide that certain change in control events with respect to us would constitute a default under such agreements. If a repurchase event occurs at a time when we are prohibited from purchasing new debentures, we could seek the consent of its lenders for the purchase of new debentures or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing new debentures. In such case, our failure to purchase tendered new debentures would constitute an event of default under the indenture. In such circumstances, the subordination provisions in the indenture would restrict payments to the holders of new debentures.

EVENTS OF DEFAULT

         An event of default as provided in the indenture includes:

         o default in the payment of any installment of interest upon any of the new debentures as and when the same shall become due and payable, and continuance of such default for a period of 15 days;

         o default in payment of principal or premium, if any, on the new debentures when the same becomes due and payable at maturity, upon redemption or otherwise, whether or not prohibited by the subordination provisions of the indenture;

         o default for 30 days after notice in the observance or performance of any other covenant in the indenture;

         o default under any obligations for money borrowed of $1,000,000 or more; or

         o certain events involving our bankruptcy, insolvency, or reorganization.


The indenture provides that the trustee is required, within 90 days after the occurrence of a default which is known to the trustee and is continuing, to give to the holders of the new debentures notice of such default. The trustee is, however, except in the case of default in the payment of principal or premium, if any, or interest on any of the new debentures, in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the new debentures.

         The indenture provides that if any event of default has occurred and is continuing, the trustee or the holders of not less than 25% in principal amount of the new debentures then outstanding may declare the principal of all the new debentures to be due and payable immediately, but if we cure all defaults (other than the nonpayment of interest and premium, if any, on and principal of any new debentures which shall have become due solely by reason of acceleration) and certain other conditions are met, such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the new debentures then outstanding.

         The holders of a majority in principal amount of the new debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee subject to certain limitations specified in the indenture.

         In certain cases, the holders of a majority in principal amount of the outstanding new debentures may on behalf of the holders of all new debentures waive any past default or event of default except, unless cured, a default in the payment of the principal of, premium, if any, or interest on any of the new debentures (other than the nonpayment interest and premium, if any, on and principal of any new debentures which shall become due by acceleration) or a default relating to an obligation of ours which cannot be modified without the consent of the holder of each new debenture affected.

MERGERS AND SALES OF ASSETS

         Subject to the provisions described above under "Redemption of New debentures at the Option of the Holder," we may consolidate with or merge into any other corporation, or sell or transfer all or substantially all of its assets to any corporation, provided that the successor corporation shall be a corporation organized and existing under the laws of the United States or any State thereof and shall assume all of our obligations under the indenture.

MODIFICATION OF THE INDENTURE

         The indenture permits us and the trustee, with the consent of the holders of not less than a majority in principal amount of the new debentures at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the new debentures except that no such modification shall, without the consent of the holder of each new debenture affected:

         o extend the fixed maturity of any new debenture, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or redemption premium thereon, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the new debentures are payable or impair the right to convert the new debentures into shares of common stock subject to the terms set forth in the indenture, or

         o reduce the aforesaid percentage of new debentures, the consent of the holders of which is required for any such modification.

MISCELLANEOUS

         No holder of a new debenture may institute any action against us under the indenture (except actions for payment of overdue principal, premium, if any, or interest or the conversion of the new debentures) unless the holders of at least 25% of the principal amount of new debentures then outstanding shall have requested the trustee to institute such action, and the trustee shall not have instituted such action within 60 days of such request.

         Our directors, officers, employees and shareholders do not have any liability for any of our obligations under the new debentures or the indenture, or for any claim based on, in respect of or by reason of, such obligations or their creation. Each holder of new debentures by accepting a new debenture waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the new debentures.

         Whether or not required by the rules and regulations of the SEC, so long as any new debentures are outstanding, we furnish holders of new debentures all quarterly and annual information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K as if we were required to file such forms.

CONCERNING THE TRUSTEE

         LaSalle Bank, National Association, the trustee, may at times be a depository for funds of, make loans to or perform services for us and our subsidiaries in the normal course of business. The indenture does not preclude the trustee from enforcing its rights as a creditor, including rights as a holder of senior indebtedness.

COMPARISON OF TERMS OF EXISTING DEBENTURES AND NEW DEBENTURES

         Set forth below is a comparison of the terms of the new debentures and the new debentures. The terms of the new debentures are substantially identical to the terms of the new debentures except for the material differences which are summarized below.


                                              EXISTING DEBENTURES                       NEW DEBENTURES
                                              -------------------                       --------------
ISSUE                                7% Convertible Subordinated            5% Convertible Subordinated
                                     Debentures due 2006                    Debentures due 2013

ISSUER                               Meridian Bioscience, Inc.              Meridian Bioscience, Inc.

SECURITY                             Unsecured                              Unsecured

ISSUE DATE                           September 27, 1996                     Upon the closing of the exchange
                                                                            offer and the exchange by us of new
                                                                            debentures for existing debentures which is
                                                                            expected to occur on or about November __,
                                                                            2003, if all of the conditions of the
                                                                            exchange offer are satisfied or waived.

INTEREST RATE                        7%                                     5%

PRINCIPAL AMOUNT OUTSTANDING         $20,000,000                            Up to $16,000,000

MATURITY DATE                        September 1, 2006                      September 1, 2013

INTEREST PAYMENT DATES               March 1 and September 1                March 1 and September 1, beginning on
                                                                            March 1, 2004

CONVERSION                           Convertible into shares of our         Convertible into shares of our common
                                     common stock at any time prior to      stock at any time prior to maturity,
                                     maturity, unless previously redeemed   unless previously redeemed or
                                     or repurchased, at a conversion        repurchased, at a conversion price of
                                     price of $16.09 per share, subject     $14.50 per share, subject to
                                     to adjustment in certain events.       adjustment in certain events.


OPTIONAL REDEMPTION                  Beginning September 1, 2003, the       Not redeemable before September 1, 2004.
                                     existing debentures became             Redeemable, in whole or in part, at 103%,
                                     redeemable at our option at 100% of    102% and 101% of principal amount plus
                                     principal amount, plus accrued         accrued interest, during the 12-month
                                     interest.                              periods beginning on From September 1, 2004,
                                                                            2005 and 2006, respectively. Thereafter,
                                                                            redeemable, in whole or in part, at 100% of
                                                                            principal amount plus accrued interest.

SUBORDINATION                        The existing debentures are            The new debentures are subordinated
                                     subordinated to all of our existing    to all of our existing and future
                                     and future senior indebtedness (as     senior indebtedness (as defined)
                                     defined)

TRUSTEE                              U. S. Bank, N.A.                       LaSalle Bank, National Association

                           DESCRIPTION OF COMMON STOCK

         The following summary of some provisions of our common stock is not complete. You should refer to our articles of incorporation and regulations, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and applicable law for more information.

GENERAL

         Our articles of incorporation provide that we can issue up to 50,000,000 shares of common stock. As of September 30, 2003, we had 14,728,590 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders do not have the right to cumulate their votes in the election of directors.

         Holders of our common stock are entitled to share in dividends as declared by our board of directors in its discretion. In the event of our liquidation, each outstanding share of common stock entitles its holder to participate ratably in the assets remaining after payment of liabilities. Shareholders have no preemptive or other rights to subscribe for or purchase additional shares of any class of our stock or any other securities of ours. We do not have any redemption or sinking fund provisions with regard to our common stock. All outstanding shares of common stock are fully paid, valid issued and non-assessable.

         The vote of holders of 66-2/3% of all outstanding shares of common stock is required to amend our articles of incorporation and to approve mergers, reorganizations, and similar transactions.

PROVISIONS AFFECTING BUSINESS COMBINATIONS

         Our articles of incorporation require approval by 66-2/3% of the voting power of disinterested shareholders for any business combination between an interested shareholder and us for five years after such party became an interested shareholder. An interested shareholder is one beneficially owning 15% or more of the voting power. Business combinations include mergers, sales of assets and similar transactions. Our articles of incorporation also require any person who becomes an interested shareholder to offer to purchase all of our voting securities and securities convertible into or constituting warrants or options to purchase our voting securities within 25 days after achieving 15% ownership. The price to be paid would be the higher of the highest price paid by the interested shareholder in acquiring such beneficial ownership or the highest trading price during the 45 day period commencing 70 days prior to the date that such person became an interested shareholder. These provisions are not applicable if the proposed business combination is approved prior to its consummation by a majority of disinterested directors or if the transaction by which a person becomes an interested shareholder is approved at any time prior to that time by a majority of disinterested directors.

         We are also subject to Chapter 1704 of the Ohio Revised Code which prohibits us from entering into transactions with persons owning 10% or more of our outstanding voting power for at least three years after attaining 10% ownership unless the Board of Directors has approved the acquisitions of shares resulting in such ownership. We are also subject to Section 1701.831 of the Ohio General Corporation Law requiring shareholder approval of acquisitions by persons beyond 20%, 33-1/3% and 50% of our voting power. Ohio Revised Code
Section 1707.043 requires a person or entity making a proposal to acquire control of us to repay us any profits made from trade in our stock within 18 months after making the control proposal.

         These provisions of our articles of incorporation and Ohio law would be important in any attempted takeover of us and could operate, depending on how utilized by the Board of Directors, either to discourage a hostile takeover or to enable the Board to negotiate a higher price than may be initially proposed in any such situation.

                        DESCRIPTION OF OTHER INDEBTEDNESS

         We have a $25,000,000 credit facility with a commercial bank. This facility includes $5,000,000 of term debt and capital lease capacity and a $20,000,000 revolving line of credit which bears interest at a LIBOR based rate, and expires in September 2004. This line of credit is secured by our business assets except for those of specified subsidiaries. Borrowings of $463,000 were outstanding on this line of credit at September 30, 2003 at a weighted average interest rate of 1.87%. Available borrowings under this line of credit were $19,537,000 at September 30, 2003. In connection with this bank credit arrangement, we are required to comply with financial covenants that limit the amount of debt obligations, require a minimum amount of tangible net worth, and require a minimum amount of fixed charge coverage. We are in compliance with all covenants. We are also required to maintain a cash compensating balance with the bank in the amount $600,000 pursuant to this bank credit arrangement.

                                  LEGAL MATTERS

         The validity of the debentures offered hereby will be passed upon for us by Keating, Muething & Klekamp, P.L.L., Cincinnati, Ohio.

                              INDEPENDENT AUDITORS


         The financial statements incorporated in this Offering Memorandum by reference to the Annual Report on Form 10-K for Meridian Bioscience, Inc. for the year ended September 30, 2002 have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report thereto.



         Our consolidated financial statements as of September 30, 2001 and for the two years then ended, which are incorporated by reference in this Offering Memorandum, have been audited by

Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto. Arthur Andersen LLP has not consented to the inclusion of their report in the Offering Memorandum. Because Arthur Andersen LLP has not consented to the inclusion of their report in the Offering Memorandum, it may become more difficult for you to seek remedies against Arthur Andersen LLP in connection with any material misstatement or omission that may be contained in our consolidated financial statements and schedules for such periods. In particular, and without limitation, relief that may be available to investors under the federal securities laws against accounting firms may not be available against Arthur Andersen LLP.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy this information at the following location of the Securities and Exchange Commission:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

         You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549, at prescribed rates. Please call the Securities and Exchange Commission at (800) 732-0330 for further information about the Public Reference Room.

         The Securities and Exchange Commission also maintains an internet website that contains reports, proxy statements and other information about issuers that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov. SEC filings may also be accessed free of charge through our Internet site at www.meridianbioscience.com.

                           INCORPORATION BY REFERENCE


         We are "incorporating by reference" into this prospectus certain information that we file with the Securities and Exchange Commission, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this Offering Memorandum, except for any information superseded by information contained directly in this Offering Memorandum. This Offering Memorandum incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about us and our finances.



      SEC Filings (File No. 0-14902)                             Period
      ------------------------------                    -----------------------------
     Annual Report on Form 10-K                         Year Ended September 30, 2002
     Quarterly Reports on Form 10-Q                     Quarters Ended December 31, 2002,
                                                        March 31, 2003 and June 30, 2003

     Current Report on Form 8-K                         September 25, 2003
     Registration Statement on Form 8-A                 Filed on August 15, 1986


         You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:


                                Melissa A. Lueke
              Vice President, Chief Financial Officer and Secretary
                            Meridian Bioscience, Inc.
                             3471 River Hills Drive
                             Cincinnati, Ohio 45244
                                 (513) 271-3700


         Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this Offering Memorandum.



         Information contained on our website is not intended to be incorporated by reference in this Offering Memorandum and you should not consider that information a part of this Offering Memorandum.



         You should rely only on the information incorporated by reference or provided in this Offering Memorandum. No one else is authorized to provide you with any other information or any different information. We are not making an offer of securities in any state where an offer is not permitted. You should not assume that the information in this Offering Memorandum is accurate as of any date other than the date on the front of this document.

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                       LaSalle Bank, National Association

                     ---------------------------------------

                     ---------------------------------------

                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                              D.F. KING & CO., INC.
                                 48 Wall Street
                                   22nd Floor
                               New York, NY 10005
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                   All Others Call Toll-free: (800) ___-_____